FORM 3

              U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*
     McGlew                   Thomas
     (Last)                   (First)                  (Middle)

     c/o Symposium Telecom Corporation
     410 Park Avenue, 18th Floor
                              (Street)
     New York                 NY                       10022
     (City)                   (State)                  (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
     April 25, 1999

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol:
     Symposium Telecom Corporation**

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]      Director
     [ ]      10% Owner
     [ ]      Officer (give title below)
     [ ]      Other (specify below)


6.   If Amendment, Date of Original
     (Month/Day/Year)

7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]      Form filed by One Reporting Person
     [ ]      Form filed by More than One Reporting Person


        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security       2. Amount of   3. Ownership   4. Nature of
   (Instr. 4)              Securities     Form:          Indirect
                           Beneficially   Direct (D)     Beneficial
                           Owned          or Indirect    Ownership
                           (Instr. 4)     (I)            (Instr. 4)
                                          (Instr. 5)

Commonh Stock               650,000        I              By Tyman Holdings,Inc.

*  If the Form filed by more than one Reporting Person, see Instruction5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title          2.Date Exer-  3.Title and      e
  of             cisable       Amount of
  Deri-          and Ex-       Securities
  vative         piration      Underlying
  Security       Date (Month/  Derivative
  (Instr.4)      Day/Year)     Security
                               (Instr.4)



                   ------------------------------
                 Date  Expira- Title  Amount or
                 Exer- tion           Number of
                 cis-  Date           Shares
                 able



4.Conver-  5.Owner-    6.Natur
sion or    ship        of In-
Exercise   Form        direct
Price of   of Deri-    Benefi-
Deri-      vative      cial
vative     Security;   Owner-
Security   Direct(D)   ship
           or Indi-    (Instr.
           rect(I)     5)
           (Instr.5)

-------------------------------------------------------------------------------

Explanation of Responses:

** The Company's ticker symbol is not yet available. This Form 3 will be amended to disclose the Company's ticker symbol as soon as it becomes available.



** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 /S/ THOMAS MCGLEW                                           04/20/99
-------------------------------                              -------------
**Signature of Reporting Person                              Date

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Page 2
SEC 1473 (8-92)

                          (Print or Type Responses)